                                                                       EXHIBIT I

                                                                [EXECUTION COPY]


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              SOLECTRON CORPORATION

                         CENTERS ACQUISITION CORPORATION

                                       AND

                          CENTENNIAL TECHNOLOGIES, INC.





                          Dated as of January 22, 2001



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                                INDEX OF EXHIBITS

   Exhibit A    Form of Voting Agreement

   Exhibit B    Form of Affiliate Agreement



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                                                                [EXECUTION COPY]

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of January 22, 2001, by and among Solectron Corporation, a Delaware corporation ("PARENT"), Centers Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Centennial Technologies, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 hereof) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and the Company intend to enter into a business combination transaction.

        B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1 hereof) is advisable, and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

        C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the directors and executive officers of the Company are entering into Voting Agreements with Parent, in the form attached hereto as Exhibit A (the "VOTING AGREEMENTS").

        D. As a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Affiliate Agreements with Parent, in the form attached hereto as Exhibit B (the "AFFILIATE AGREEMENTS"), at or prior to the consummation of the Merger.

        E. The parties hereto intend, by executing this Agreement, to adopt a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

        F. It is also intended by the parties hereto that the Merger will be accounted for as a purchase.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:



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                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time) and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Street Tower, Suite 3300, San Francisco, California 94105, at a time and date to be specified by the parties hereto, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

             (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is "Centennial Technologies, Inc."

             (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub and the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect



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immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to "Centennial Technologies, Inc."

        1.5 Directors and Officers of Surviving Corporation.

             (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

             (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

        1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

             (a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) hereof, will be canceled and extinguished and automatically converted (subject to Section 1.6(f) and Section 1.6(g) hereof) into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9 hereof), that number (the "EXCHANGE RATIO") of fully paid and nonassessable shares of Common Stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK"), equal to

         A / (B+C)

        Where: A = 2,960,000; provided, however, in the event all of the outstanding shares of Series B Preferred Stock (as defined in Section 1.6(b)) are not converted into shares of Company Common Stock at or prior to the Effective Time, and the holders of any shares of Series B Preferred Stock elect to receive the Preferred Cash Consideration (as defined in Section 1.6(b) hereof) in exchange for each shares of Series B Preferred Stock in accordance with the Company's Certificate of Designation of Series B Preferred Stock and pursuant to Section 1.6(b) hereof, then A above shall equal: (x) 2,960,000 minus (y) (A) $80.00, multiplied by (B) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, divided by (C) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to



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                the Effective Time, as reported on the New York Stock Exchange
                ("NYSE") Composite Transaction Tape (the "AVERAGE TRADING
                PRICE").

                B = the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including (i) the number of shares of Company Common Stock issued upon the conversion of any shares of Series B Preferred Stock converted at or prior to the Effective Time, and (ii) any shares of Company Common Stock issued upon the exercise of all purchase rights outstanding under the ESPP pursuant to Section 5.8(b) hereof) other than those shares of Company Common Stock to be canceled pursuant to Section 1.6(c) hereof; and

                C = the number of shares of Company Common Stock issuable upon the exercise of Company Stock Options (as defined in Section 1.6(d) hereof) outstanding immediately prior to the Effective Time (whether vested or unvested) (including those options to purchase shares of Company Common Stock which are granted after the date hereof and prior to the Effective Time).

             For purposes of clarity, assuming (i) that as of the date hereof, there are 1,626,277 shares of Company Common Stock issuable upon the exercise of Company Stock Options outstanding on the date hereof (whether vested or unvested), (ii) that no additional Company Stock Options are granted after the date hereof and prior to the Effective Time, and (iii) that the Average Trading Price equals $40.74 (i.e., the closing price of Parent Common Stock on the date hereof), (A) in the event that the all of the outstanding shares of Series B Preferred Stock were converted into shares of Company Common Stock at or prior to the Effective Time, the Exchange Ratio derived from the foregoing formula set forth in this Section 1.6(a) will be 0.536, and (B) in the event that the none of the outstanding shares of Series B Preferred Stock were converted into shares of Company Common Stock at or prior to the Effective Time, the Exchange Ratio derived from the foregoing formula set forth in this Section 1.6(a) will be 0.578.

             If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

             (b) Conversion of Series B Preferred Stock. Each share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and


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extinguished and automatically converted (subject to Section 1.6(f) and Section
1.6(g) hereof) into the right to receive, upon surrender of the certificate representing such share of Series B Preferred Stock in the manner provided in
Section 1.7 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9 hereof) $80.00 (the "PREFERRED CASH CONSIDERATION") payable (without interest) in U.S. currency in immediately available funds to the holders of such shares of Series B Preferred Stock.

             (c) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

             (d) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock (each, a "COMPANY STOCK OPTION" and collectively, the "COMPANY STOCK OPTIONS") then outstanding under the Company's 2000 Stock Incentive Plan, 1999 Stock Incentive Plan, 1994 Stock Option Plan and 1994 Formula Stock Option Plan (each, a "COMPANY OPTION PLAN" and collectively, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Purchase rights outstanding under the Company's Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8 hereof.

             (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

             (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

             (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c) hereof) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Trading Price.

        1.7 Surrender of Certificates.



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             (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

             (b) Parent to Provide Common Stock. At the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this
Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for (i) payment in lieu of fractional shares pursuant to
Section 1.6(g) hereof, (ii) payment of any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d) hereof, and (iii) if applicable, for payment in exchange for the outstanding shares of Series B Preferred Stock in accordance with Section 1.6(b) hereof.

             (c) Exchange Procedures. Promptly after the Effective Time, (and in no event more than ten (10) business days following the Effective Time) Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series B Preferred Stock which were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 hereof, cash in lieu of any fractional shares pursuant to Section 1.6(g) hereof and any dividends or other distributions pursuant to Section 1.7(d) hereof or Preferred Cash Consideration, as applicable, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g) hereof and any dividends or other distributions pursuant to Section 1.7(d) or Preferred Cash Consideration, as applicable. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holders of such Certificates formerly representing shares of Company Common Stock shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time (as adjusted for any stock splits, reverse stock splits, stock dividends or the like with respect to the shares of Parent Common Stock with a record date after the Effective Time), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) hereof and any dividends or distributions payable pursuant to Section 1.7(d) hereof, and (ii) the holders of such Certificates formerly representing shares of Series B Preferred Stock shall be entitled to receive in exchange therefor the Preferred Cash Consideration for each share of Series B Preferred Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) hereof as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) hereof and any dividends or distributions payable



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

pursuant to Section 1.7(d) hereof or the right to receive Preferred Cash Consideration, as applicable.

             (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, promptly following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

             (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

             (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required (as advised by tax counsel for Parent) to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

             (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 No Further Ownership Rights in Company Common Stock or Series B Preferred Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and Section 1.7(d) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and the Preferred Cash Consideration issued in accordance with


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Section 1.6(b) hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Series B Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Series B Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section
1.6 hereof, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(g) hereof and any dividends or distributions payable pursuant to
Section 1.7(d) hereof or Preferred Cash Consideration, as applicable; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, or Preferred Stock Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10 Tax and Accounting Consequences.

             (a) Tax. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

             (b) Accounting. It is intended by the parties hereto that the Merger will be accounted for as a purchase.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        As of the date hereof and as of the Closing Date, the Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULE"), which


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disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in the Company Schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

        2.1 Organization and Qualification; Subsidiaries.

             (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3 hereof) on the Company. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (b) The Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither the Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth in Section 2.1(b) of the Company Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

             (c) The Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect on the Company.

        2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

        2.3 Capitalization.



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             (a) The authorized capital stock of the Company consists of
50,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock ("COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK"), each having a par value of $0.01 per share. At the close of business on the date of this Agreement (i) 3,295,173 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 2000 Stock Incentive Plan, (iv) 913,996 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Stock Incentive Plan,
(v) 695,406 shares of Company Common Stock were available for future grant under the 1994 Stock Option Plan, and (vi) 16,875 shares of Company Common Stock were available for future grant under the 1994 Formula Stock Option Plan. As of the close of business on the date of this Agreement, 60,000 shares of Company Preferred Stock were designated as Series B Preferred Stock and were issued or outstanding and 50,000 shares of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock, none of which were issued and outstanding and 50,000 of which were reserved for issuance under the Company Rights Plan (as defined in Section 2.26 hereof). Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and
(ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof).

             (b) Except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), the Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, all equity securities, partnership interests or similar ownership interests of any subsidiary of the Company, and all securities convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests, that are issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or
Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.3(b) of the Company Schedule and as contemplated by this Agreement, there are no registration rights in respect of Company Capital Stock and, except for the Company Rights Plan and the Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries are bound with respect to any equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

        2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of the Company of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company Capital Stock in accordance with Delaware Law and the Company Charter Documents). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        2.5 No Conflict; Required Filings and Consents.

             (a) Except as set forth in Section 2.5(a) of the Company Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company's subsidiaries, (ii) subject to obtaining the approval of the Company's stockholders of this Agreement and the Merger and compliance with the requirements set forth in Section 2.5(b) hereof, conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

             (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of the National Market System ("NASDAQ"), and the filing and recordation of the Certificate of Merger as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Effective Time, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        2.6 Compliance; Permits.

             (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule (including environmental laws), regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially any material business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries in substantially the same manner as currently conducted.

             (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of the Company and its subsidiaries taken as a whole (each, a "COMPANY PERMIT" and collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of each of the Company Permits.

        2.7 SEC Filings; Financial Statements.

             (a) The Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since March 31, 1998 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by the Company with the SEC since March 31, 1998. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

             (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the set of financial statements set forth on Section 2.7 of the Company Schedule for the period ended December 23, 2000, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

             (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.8 No Undisclosed Liabilities.

             (a) Except as set forth in Section 2.8(a) of the Company Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its subsidiaries taken as a whole, except (i) liabilities provided for in the Company's balance sheet as of December 23, 2000 (the "BASE BALANCE SHEET") or (ii) liabilities incurred since December 23, 2000 (the "BASE BALANCE SHEET DATE") in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

             (b) Except as provided for in the Base Balance Sheet, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of any kind or nature to Intel Corporation arising out of the acquisition by the Company of certain assets of Intel Corporation pursuant to that certain Asset Purchase Agreement, dated as of December 29, 1999, by and between the Company and Intel Corporation.

        2.9 Absence of Certain Changes or Events. Except as set forth in Section
2.9 of the Company Schedule, since the Base Balance Sheet Date there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.

        2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (or, to the knowledge of the Company, any governmental or regulatory investigation pending or threatened) against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

        2.11 Employee Benefit Plans.

             (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of the Company, any subsidiary of the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an "AFFILIATE"), or with respect to which the Company has liability, are listed in Section 2.11(a) of the Company Schedule (the "Plans"). The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service ("IRS") or Department of Labor (the "DOL") determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all forms and related notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

             (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

             (c) Neither the Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has the Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither the Company, any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries is subject to any material liability or penalty under
Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject the Company or its subsidiaries to material liabilities.

             (d) Neither the Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of

1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither the Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

             (e) Neither the Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company, threatened labor dispute involving the Company or any of its subsidiaries and any group of its employees nor has the Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and the Company and its subsidiaries consider their relationships with their employees to be good. The Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

             (f) Except as set forth in Section 2.11(f) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

             (g) Each International Employee Plan (as defined below) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Agreement, "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by the Company or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of the Company or any of its subsidiaries outside the United States.

        2.12 Labor Matters. (i) There are no material controversies pending or threatened between the Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

        2.13 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the dates mailed to the stockholders of the Company, at the times of the stockholders meeting of the Company (the "COMPANY STOCKHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

        2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

        2.15 Title to Property. Neither the Company nor any of its subsidiaries owns any material real property. Except as set forth in Section 2.15 of the Company Schedule, the Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or any of its subsidiaries or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and material equipment of the Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

        2.16 Taxes.

             (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

             (b) Tax Returns and Audits.

                    (i) Except as set forth in Section 2.16(b) of the Company Schedule, the Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                    (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to the Company.

                    (iii) Except as set forth in Section 2.16(b) of the Company Schedule, neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

                    (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

                    (vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be done on any Return) which has not been accrued for or reserved on the Company balance sheet dated December 23, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since December 23, 2000 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than liens which are not, individually or in the aggregate, material, or customary liens for Taxes not yet due and payable.

                    (vii) Except as set forth in Section 2.16(b) of the Company Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. Except as set forth in Section 2.16(b) of the Company Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                    (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                    (ix) Except as set forth in Section 2.16(b) of the Company Schedule, neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

                    (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                    (xi) Neither the Company nor any of its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. The stock of neither the Company nor any of its subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

        2.17 Environmental Matters.

             (a) Hazardous Material. Except as would not result in material liability to the Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or (ii) to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

             (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

             (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted. All such Company Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any such Company Environmental Permit which is or has been in force with respect to its Hazardous Material Activities. To the knowledge of the Company, no circumstances exist which could cause any such Company Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All such Company Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Parent.

             (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

             (e) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company's possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, and in the possession of, the Company. The Company has complied (or will comply prior to the Closing) with all environmental disclosure obligations imposed by applicable law with respect to the Merger.

        2.18 Brokers. Except as set forth in Section 2.18 of the Company Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.19 Intellectual Property.

             (a) For the purposes of this Agreement, the following terms have the following definitions:

                    (i) "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor;
(vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

                    (ii) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company and it subsidiaries.

                    (iii) "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

                    (i) "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

             (b) Section 2.19(b) of the Company Schedule contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

             (c) Section 2.19(c) of the Company Schedule contains a complete and accurate list (by name and version number) of all products or service offerings of the Company or any of its subsidiaries ("COMPANY PRODUCTS") that have been distributed or provided in the one (1) year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to distribute or provide in the future, including any products or service offerings under development.

             (d) Except as set forth in Section 2.19(d) of the Company Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

             (e) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

             (f) Section 2.19(f) of the Company Schedule contains a complete and accurate list of all material actions that are required to be taken by the Company within ninety (90) calendar days of the date hereof with respect to any of the foregoing Company Registered Intellectual Property.

             (g) The Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it and used in the business of the Company as currently conducted and reasonably contemplated to be conducted or otherwise necessary for the sale and distribution of the Company Product, in each case free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company is the exclusive owner of, or has the right to use, all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or its subsidiaries; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which the Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that, to the knowledge of the Company, any Patents would be infringed by any Company Products, the Company is the exclusive owner of such Patents.

             (h) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries or is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

             (i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property, to any third party, or knowingly permitted the Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

             (j) Section 2.19(j) of the Company Schedule contains a complete and accurate list of all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

             (k) All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company or any of its subsidiaries, are in full force and effect. Except as set forth in Section 2.19(k) of the Company Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of the Company and its subsidiaries is in material compliance with, and has not breached any material term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any material term of, such contracts, licenses and agreements. Except as set forth in Section 2.19(k) of the Company Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Except as set forth in Section 2.19(k) of the Company Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

             (l) Except as set forth in Section 2.19(l) of the Company Schedule, to the knowledge of the Company, the operation of the business of the Company and its subsidiaries as such business currently is conducted, including (i) the Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

             (m) Except as set forth in Section 2.19(m) of the Company Schedule, neither the Company nor any of its subsidiaries has received notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

             (n) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

             (o) The Company and each of its subsidiaries has taken reasonable steps to protect the Company's and its subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its subsidiaries, and, without limiting the foregoing, each of the Company and its subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

             (p) All of the Company Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will, to the knowledge of the Company, be interoperable with other products used and distributed by Parent that may reasonably deliver records to the

Company's or any of its subsidiaries' products or receive records from the Company's or any of its subsidiaries' products, or interact with the Company's or any of its subsidiaries' products. All of the Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any of its subsidiaries in the conduct of their business, or purchased by the Company or any of its subsidiaries from third-party suppliers.

        2.20 Agreements, Contracts and Commitments.

             (a) Except as set forth in Section 2.20(a) of the Company Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

                    (i) any employment or consulting agreement, contract or commitment with any officer, director, the Company employee currently earning an annual salary in excess of $100,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) calendar days' notice without liability or financial obligation to the Company;

                    (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (iii) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

                    (iv) any material agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                    (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

                    (vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) calendar days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety
(90) calendar days or less;

                    (vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

                    (viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) calendar days or less and substantially in the form previously provided to Parent;

                    (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                    (x) to the knowledge of the Company, any material settlement agreement entered into within five (5) years prior to the date of this Agreement which has not yet been fully performed or which contains provisions that restrict or otherwise govern the conduct of business by the Company or any of its subsidiaries; or

                    (xi) any other agreement, contract or commitment that has a value of $100,000 or more individually or annually.

             (b) Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Parent true and correct copies of any contracts the Company may have with its top ten customers.

        2.21 Insurance. The Company maintains insurance policies and/or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

        2.22 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, H.C. Wainwright & Co., that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

        2.23 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby and thereby,
(ii) determined that the Merger is advisable, in the best interests of the stockholders of the Company and on terms that are fair to such stockholders and
(iii) recommended that the stockholders of the Company adopt and approve this Agreement and the Merger.

        2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock and the holders of the Series B Preferred Stock, voting together as a single class, are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        2.25 Prior Pooling Transactions; Reorganization. To its knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or affiliates has taken any action which would interfere with (i) the ability of Parent, the Surviving Corporation or the Company to continue to account for as a "pooling of interests" any past acquisition by the Company currently accounted for by the Company as a "pooling of interests," or
(ii) the ability of the Company, Parent and the stockholders of the Company to treat the Merger as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

        2.26 Company Rights Agreement. The Company has delivered to Parent a true and complete copy of the Rights Agreement, dated as of March 16, 1999, by and between Company and American Securities Transfer & Trust, Inc. (the "COMPANY RIGHTS PLAN"). The Company has taken all action necessary or appropriate so that the execution and delivery of this Agreement by the Company, the Merger and the other transactions contemplated hereby will not result in a grant of any rights to any person under the Company Rights Plan.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in the Parent Schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

        3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

        3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to the Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together the "PARENT CHARTER DOCUMENTS"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

        3.3 Capitalization. As of January 10, 2001, the authorized capital stock of Parent consists of (i) 800,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 1,200,000 shares of Preferred Stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). At the close of business on January 10, 2001, (i) 646,110,493 shares of Parent Common Stock were issued and outstanding,
(ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 6,486,824 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan,
(iv) 44,831,803 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

        3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.5 No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents of Parent or any of Parent's subsidiaries,
(ii) subject to compliance with the requirements set forth in Section 3.5(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

             (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        3.6 SEC Filings; Financial Statements.

             (a) Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after August 25, 2000 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since August 25, 2000. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

             (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        3.7 No Material Adverse Effect. Since the date of the balance sheet included in Parent's Annual Report on Form 10-K filed on November 13, 2000, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

        3.8 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

        3.9 Absence of Litigation. There are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, of any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, (i) except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings, and (ii) notify Parent in writing (or by electronic mail) in the event that any employee of the Company or any of its subsidiaries is terminated or resigns from the Company or such subsidiary. In addition, except as permitted by the terms of this Agreement, and except as provided in Section
4.1 of the Company Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

             (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

             (b) grant (whether cash or otherwise) any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

             (c) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property;

             (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

             (e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

             (f) issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (iii) shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock and (y) the granting of stock options (and the issuance of Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 10,000 shares in the aggregate;

             (g) cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

             (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

             (i) sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of the Company and its subsidiaries and except for those assets set forth in Section 4.1(i) of the Company Schedule;

             (j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

             (k) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay (whether cash or otherwise) any bonus or remuneration to any director or employee (other than any bonus or continuing salary payments which such directors and employees are entitled to receive as of the date hereof), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

             (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (m) make any individual or series of related payments (other than payments of the type described in (a) through (l) above and not prohibited by
(a) through (l)) outside of the ordinary course of business in excess of $25,000; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (n) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (o) enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than renewals of existing nonexclusive contracts, agreements or obligations; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (p) except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

             (q) incur or enter into any (i) purchase or sales order, agreement, contract or commitment involving payments in the case of any single order, agreement, contract or commitment in excess of $250,000 in the aggregate, or
(ii) agreement, contract or commitment (other than a purchase or sales order, agreement, contract or commitment) involving payments in the case of any single agreement, contract or commitment in excess of $100,000 in the aggregate; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (r) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

             (s) settle any litigation; provided, however, that Parent's consent to take any such action shall not be unreasonably withheld;

             (t) make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its subsidiaries or settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes; or

             (u) agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(t) hereof, inclusive;

provided, however that notwithstanding the foregoing, Parent shall be deemed to have consented to a request to take any action set forth in Section 4.1(a) through Section 4.1(u) hereof, inclusive, if (A) the Company shall have delivered a written request to take such action to at least one (1) of the persons set forth in Section 4.1 of the Parent Schedule (at the facsimile numbers set forth thereon or the e-mail addresses set forth thereon), (B) a representative of the Company shall have made a verbal request to take such action by contacting (including by recorded voice message) each of the persons set forth in Section 4.1 of the Parent Schedule (at the telephone numbers set forth therein), and (C) Parent shall not have responded to the Company's request within seventy-two (72) hours of the initial written and telephonic request to take such action (or forty-eight (48) hours with respect to any request to take any action set forth in Section 4.1(q) hereof).

        4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement, without the prior written consent of the Company, Parent shall not engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

             (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

             (b) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger (subject to the terms of Section 5.2 hereof).

        5.2 Meeting of Company Stockholders.

             (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene the Company Stockholders' Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 5.2(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

             (b) Subject to the terms of Section 5.2(c) hereof: (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

             (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined in Section 5.4 hereof) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 hereof, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that prior to any commencement thereof the Company shall have given Parent at least seventy two
(72) hours notice thereof and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

        5.3 Confidentiality; Access to Information.

             (a) The parties acknowledge that Parent and H.C. Wainwright & Co., as the representative and agent of the Company, have previously executed a Mutual Confidentiality Agreement, dated as of September 22, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

             (b) Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4 No Solicitation.

             (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII hereof, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.4(c) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5,4(c) hereof); provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (3) (x) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); and provided further, however, that the terms of this Section 5.4 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act. The Company and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

             (b) In addition to the obligations of the Company set forth in
Section 5.4(a) hereof, the Company as promptly as practicable shall advise Parent orally and in writing of any request received by the Company for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall use reasonable efforts to keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

             (c) For purposes of this Agreement, (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition

Transaction. For the purposes of this Agreement, (ii) "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (C) any liquidation or dissolution of the Company, and (iii) "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (B) the acquisition by any person or group (including by way of a tender or exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the outstanding shares of the Company's capital stock; or (C) a sale or other disposition by the Company of substantially all of its assets, in the case of each of clauses (A), (B) and (C) on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger.

        5.5 Public Disclosure. Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

        5.6 Reasonable Efforts; Notification.

             (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

             (b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) hereof would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

             (c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) hereof would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company shall each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        5.8 Stock Options, Warrants and Employee Benefits.

             (a) Stock Options. At the Effective Time, each Company Stock Option, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

             (b) ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with Section 13(b) of the ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the ESPP. The rights of participants in the ESPP with respect to any offering then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the ESPP. As of the Effective Time, the ESPP shall be terminated. Prior to the Effective Time, the Company shall (i) provide Parent with evidence that the ESPP has been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of which shall be subject to prior review and approval of Parent), and (ii) take such other actions (including, without limitation, if appropriate, amending the ESPP) that are necessary to give effect to the transaction contemplated by this
Section 5.8(b). Employees of the Company who become employees of Parent shall be eligible to participate in the employee stock purchase plan of Parent (the "Parent ESPP") (subject to such plan's terms and conditions) at the next regularly scheduled offering period under the Parent ESPP.

             (c) Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a "TRANSFERRED COMPANY EMPLOYEE" and collectively, the "TRANSFERRED COMPANY EMPLOYEES") with the types and levels of employee benefits maintained by Parent for similarly situated employees of Parent. Parent shall treat and cause its applicable benefit plans (including vacation policies) to treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits (including, without limitation, applicability of minimum waiting periods for participation (but not for benefit accrual)), provided that such service credit will not result in the duplication of benefits. Transferred Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing Date occurs to the extent that, following the Closing Date, they participate in any plan of Parent or subsidiaries of Parent for which deductibles and co-payments are requested (subject to the terms and conditions of such plans and the cooperation of Parent's insurance carriers).

             (d) Employment Agreements. Following the Effective Time, Parent shall honor and shall cause its subsidiaries to honor in accordance with their terms all individual employment, retention, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans set forth in Section 5.8(d) of the Company Schedule.

             (e) Employee Termination. Parent shall not terminate the employment of any employees of the Company or any of its subsidiaries who are employed by the Company or any of its subsidiaries immediately prior to the Effective Time and who accept employment with Parent or any of its subsidiaries, effective as of the Effective Time, for a period of sixty (60) calendar days immediately following the Closing Date; provided, however, that notwithstanding the foregoing, Parent may terminate the employment of any of such employee on the basis of "cause" without limitation (including within such sixty (60) calendar day period).

        5.9 Form S-8. Parent agrees to file, within fifteen (15) business days of the Effective Time, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options.

        5.10 Indemnification.

             (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.

             (b) At or prior to the Effective Time, the Company may purchase a policy of directors' and officers' insurance approved in advance by Parent, or a "tail" policy under the Company's existing directors' and officers' insurance policy, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no more favorable in the aggregate than the terms and conditions of the Company's existing directors' and officers' insurance policy in effect as of the date hereof, and (iv) has an aggregate cost of approximately $335,000.

             (c) This Section 5.10 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.10.

             (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.10.

        5.11 NYSE Listing. Parent agrees to cause the listing on the NYSE of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

        5.12 Affiliate Agreement. Section 5.12 of the Company Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE" and collectively, the "COMPANY AFFILIATES"). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements.

        5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade

Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.14 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing
Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) plan(s) as Parent may reasonably request. In the event that such 401(k) plan(s) is/are not merged with and into the Parent 401(k) Plan, Transferred Company Employees who have outstanding loans from such 401(k) plan(s) shall be permitted to make a direct rollover of their loan balances to the Parent 401(k) Plan, provided that (i) such rollovers are permitted by the administrator of the Parent 401(k) Plan and (ii) such rollover includes any such Transferred Company Employee's entire distribution amount that is an eligible rollover distribution pursuant to the Parent 401(k) Plan.

        5.15 Inventory Matters. At least one (1) week prior to the Effective Time, the Company shall either (i) have returned all of the inventory previously received from Hitachi and collected a cash refund in respect of the full value of such inventory, or (ii) (a) written off in accordance with GAAP on its financial statements, books and records the full value of any Hitachi controllers previously received from Hitachi, and (b) written down in accordance with GAAP on its financial statements, books and records the value of any Hitachi flash memory components previously received from Hitachi to the then fair market value of such inventory as of the time of such write down.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

             (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

             (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

             (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Goodwin, Procter & Hoar LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such customary representations as requested by such counsel for the purpose of rendering such opinions.

             (e) NYSE Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on NYSE upon official notice of issuance.

        6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

             (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

             (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

             (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

             (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.3 hereof, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

             (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

             (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement.

             (d) Affiliate Agreements. Each of the Company Affiliates set forth in Section 5.12 of the Company Schedule shall have entered into the Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

             (e) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 6.3(e) of the Parent Schedule.


                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company:

             (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

             (b) by either the Company or Parent if the Merger shall not have been consummated by April 30, 2001 (the "TERMINATION DATE") for any reason; provided; however, that (i) if the S-4 is reviewed by the SEC, then the Termination Date will be June 30, 2001; and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

             (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

             (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

             (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period);

             (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) calendar day period);

             (g) by Parent, upon a breach of the provisions of Section 5.4 hereof;

             (h) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition

Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

        7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 hereof will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) hereof and the proviso therein is applicable, thirty (30) calendar days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 hereof and Article VIII hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3 Fees and Expenses.

             (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) Parent shall pay all fees and expenses (other than the fees and expenses of the Company's attorneys and accountants) incurred in connection with the filing with the SEC of the S-4 (and any amendments or supplements thereto), and any filings fees under the HSR Act, and (ii) the Company shall pay all fees and expenses (other than the fees and expenses of Parent's attorneys and accountants), incurred in connection with the printing and mailing of the Proxy Statement/Prospectus (and any amendments or supplements thereto).

             (b) Company Payments.

                    (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $4,825,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 7.1(g) or Section 7.1(h) hereof.

                    (ii) If (A) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b) or Section 7.1(d) hereof,
(B) following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal, and (C) within nine (9) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated, then the Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee.

                    (iii) if (A) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b) or Section 7.1(d) hereof,
(B) following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal, and (C) within nine (9) months following the termination of this Agreement the Company enters into an agreement or letter of intent providing for a Company Acquisition, the Company shall pay to Parent, in immediately available funds, within one (1) business day following the consummation of the Company Acquisition referred to in the foregoing clause (C), an amount equal to the Termination Fee.

                    (iv) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                    (v) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon fraud or the willful or intentional breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b) hereof, payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any of the Company's directors, officers, employees or stockholders, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon fraud or the willful or intentional breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b) hereof, the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee pursuant to Section 7.3(b) the parties hereto hereby agree that, upon any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon fraud or the willful or intentional breach of this Agreement) under circumstances in which the Termination Fee is payable pursuant to Section 7.3(b) hereof, in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee pursuant to Section 7.3(b) hereof shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company's directors, officers, employees or stockholders, with respect to any such termination of this Agreement based upon fraud or the willful or intentional breach of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon fraud or the willful or intentional breach of any of the representations, warranties or covenants of the Company in this Agreement.

                    (vi) For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

        7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           Solectron Corporation
                           4211 Starboard Drive
                           Fremont, California 94538
                           Attention:  Ann T. Nguyen
                           Telephone No.:  (510) 644-8118
                           Telecopy No.:  (510) 252-8450

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           One Market, Spear Tower, Suite 3300
                           San Francisco, California 94105
                           Attention: Michael J. Kennedy, Esq.
                           Telephone No.:  (415) 947-2000
                           Telecopy No.:  (415) 947-2099

                  (b)      if to the Company, to:

                           Centennial Technologies, Inc.
                           7 Lopez Road
                           Wilmington, Massachusetts 01887
                           Attention:  Richard J. Pulsifer, CFO
                           Telephone No.:  (978) 805-2117
                           Telecopy No.:  (978) 988-7509

                           with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts 02109
                           Attn: Raymond C. Zemlin, P.C.
                           Telephone No.: (617) 570-1512
                           Telecopy No.: (617) 523-1231

        8.3 Interpretation; Knowledge.

             (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

             (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

             (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that a "Material Adverse Effect" shall not be deemed to include any change, event, violation, inaccuracy, circumstance or effect (i) relating to the United States economy or United States financial markets in general, (ii) relating to the industry or industries in which such entity operates or conducts business and not specifically related to (or having a materially disproportionate effect (relative to most other industry participants) on) such entity, or (iii) resulting from any actions taken by the Company pursuant to Section 5.15 hereof.

             (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.10 hereof.

        8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed by their duly authorized respective officers as of the date first written above.

                                      SOLECTRON CORPORATION

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------

                                      CENTERS ACQUISITION CORPORATION

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------

                                      CENTENNIAL TECHNOLOGIES, INC.

                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------



                [AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]